Nature’s Sunshine Announces Retirement of CFO Joseph Baty
Jonathon Lanoy to Serve as Interim CFO

LEHI, Utah – September 6, 2022 - Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (Nature’s Sunshine), a leading natural health and wellness company of high-quality herbal and nutritional products, today announced the retirement from the company of its Chief Financial Officer Joseph Baty, effective September 30, 2022. Nature’s Sunshine has engaged a leading executive search firm to find its next CFO.
Jonathan Lanoy, the company’s Corporate Controller and Vice President of Finance, will serve as interim CFO, principal financial officer and principal accounting officer until a full-time CFO has been appointed.
"On behalf of the entire management team, I thank Joe for his dedication and valuable contributions during his career at Nature’s Sunshine," said CEO Terrence Moorehead. "Joe played an important role in developing a strong finance team and driving critical financial and operational improvements that have put Nature’s Sunshine in a position to achieve its strategic goals. I am deeply appreciative of Joe’s service and leadership and wish him all the best."
Mr. Lanoy has been in the Company’s finance department since 2008 and has served as Corporate Controller and Vice President of Finance since February 2017. Prior to joining Nature’s Sunshine, Mr. Lanoy was with the public accounting firm of Ernst & Young. Mr. Lanoy is a Certified Public Accountant and holds a Masters of Professional Accountancy and a Bachelor of Arts degree in Accounting from Weber State University.
About Nature’s Sunshine Products
Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks and uncertainties set forth under the caption “Risk Factors” in our reports filed by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

Investor Relations:
Gateway Group, Inc.
Cody Slach
1-949-574-3860
NATR@gatewayir.com